Page 30 of 53 Pages





         _______________________________________________________




                         SHAREHOLDERS' AGREEMENT



                                  among


                 POLICY MANAGEMENT SYSTEMS CORPORATION,

                   GENERAL ATLANTIC PARTNERS 14, L.P.


                                   and


                        GAP COINVESTMENT PARTNERS






                       __________________________

                       Dated as of April 26, 1994
                       __________________________




         _______________________________________________________

                                                            Page 31 of 53 Pages


                            TABLE OF CONTENTS


                                                                    Page


1.    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   32

2.    Transfers of Capital Stock . . . . . . . . . . . . . . . . . .   35
      2.1   Right of First Offer . . . . . . . . . . . . . . . . . .   35
      2.2   Right of First Offer in Respect of Proposed
            Transactions Under Rule 144. . . . . . . . . . . . . . .   38

3.    Board of Directors . . . . . . . . . . . . . . . . . . . . . .   40
      3.1   General Atlantic Board Representative. . . . . . . . . .   40

4.    Voting and Stand-still Agreement . . . . . . . . . . . . . . .   41
      4.1   Term . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      4.2   Restrictions on Certain Actions by GAP 14 and
            GAP Coinvestment.. . . . . . . . . . . . . . . . . . . .   41
      4.3   Stop Transfer Instructions . . . . . . . . . . . . . . .   44
      4.4   Voting . . . . . . . . . . . . . . . . . . . . . . . . .   44

5.    Representations and Warranties . . . . . . . . . . . . . . . .   45
      5.1   Representations and Warranties of GAP 14 and
            GAP Coinvestment . . . . . . . . . . . . . . . . . . . .   45
      5.2   Representations and Warranties of the
            Company. . . . . . . . . . . . . . . . . . . . . . . . .   47
      5.3   Indemnification. . . . . . . . . . . . . . . . . . . . .   48

6.    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .   49
      6.1   Duration . . . . . . . . . . . . . . . . . . . . . . . .   49
      6.2   Legend . . . . . . . . . . . . . . . . . . . . . . . . .   49
      6.3   Successors and Assigns.. . . . . . . . . . . . . . . . .   49
      6.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . .   50
      6.5   Severability.. . . . . . . . . . . . . . . . . . . . . .   51
      6.6   Counterparts.. . . . . . . . . . . . . . . . . . . . . .   51
      6.7   Entire Agreement . . . . . . . . . . . . . . . . . . . .   51
      6.8   Amendments and Waivers.. . . . . . . . . . . . . . . . .   52
      6.9   Governing Law. . . . . . . . . . . . . . . . . . . . . .   52
      6.10  Rules of Construction. . . . . . . . . . . . . . . . . .   52
      6.11  Headings; References.. . . . . . . . . . . . . . . . . .   52
      6.12  Further Assurances.. . . . . . . . . . . . . . . . . . .   52
      6.13  Effectiveness. . . . . . . . . . . . . . . . . . . . . .   52

                                                            Page 32 of 53 Pages





                         SHAREHOLDERS' AGREEMENT


            SHAREHOLDERS' AGREEMENT, dated as of April 26,
1994, by and among POLICY MANAGEMENT SYSTEMS CORPORATION, a
South Carolina corporation  (the "Company"), GENERAL
ATLANTIC PARTNERS 14, L.P., a Delaware limited partnership
("GAP 14"), and GAP COINVESTMENT PARTNERS, a New York general partnership ("GAP Coinvestment").

            Pursuant to a Stock Purchase Agreement, dated as of the date hereof, among GAP 14, GAP Coinvestment and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM") (the "Stock Purchase Agreement"), GAP 14 and GAP Coinvestment have agreed to purchase in the aggregate 1,519,024 shares of common stock, par value $.01 per share, of the Company ("Common Stock," and such 1,519,024 shares of Common Stock are referred to herein as the "Purchased Common Stock") from IBM. Simultaneously with or prior to such purchase, the Company acquired an additional 2,278,537 shares of Common Stock from IBM.

            As more fully provided for herein, GAP 14 and GAP Coinvestment have granted to the Company certain rights of first offer over the shares of capital stock of the Company owned by GAP 14 and GAP Coinvestment and their affiliates and associates and certain stand-still rights. As partial consideration for the rights granted to the Company hereunder, GAP 14 and GAP Coinvestment have been granted the right to designate a director of the Company and certain other rights, in each case as more fully provided for herein.

            As further consideration for the obligations of GAP 14 and GAP Coinvestment hereunder, the Company has agreed to provide registration rights to GAP 14 and GAP
Coinvestment, as provided for in the Registration Rights
Agreement, dated as of date hereof, among GAP 14, GAP
Coinvestment and the Company (the "Registration Rights
Agreement").

            For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

            1. Definitions. As used herein, the following terms shall have the meanings set forth below:

            An "affiliate" of a Shareholder means any individual, partnership, corporation, group, trust or other entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Shareholder. The affiliates of GAP 14 shall include, without limitation, (i) any general or limited partner of GAP 14, (ii) any current or former

                                                            Page 33 of 53 Pages

partner, controlling person, shareholder, director, officer or employee of such partner and (iii) any partnership, corporation, group or trust that directly or indirectly controls, or is controlled by, or is under common control with, a general or limited partner of GAP 14. The parties agree and acknowledge that GAP Coinvestment is an affiliate of GAP 14 and that the partners of GAP Coinvestment are affiliates of GAP Coinvestment.

            An "associate" has the meaning assigned such term in Rule 12b-2 under the Exchange Act.

            "Beneficial owner" (including correlative forms of such term such as "beneficially own," "beneficial ownership" and "beneficially owned") has the meaning assigned such term in Rule 13d-3 under the Exchange Act.

            "Board" has the meaning assigned such term in
Section 3.1 of this Agreement.

            "Business Day" means any day other than a Satur-day, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or execu-tive order to close.

            "Common Stock" has the meaning assigned such term in the second paragraph of this Agreement.

            "Company" has the meaning assigned such term in the first paragraph of this Agreement.

            "Company Acceptance" has the meaning assigned such term in Section 2.2(b) of this Agreement.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "IBM" has the meaning assigned such term in the second paragraph of this Agreement.

            "GAP 14" has the meaning assigned such term in the first paragraph of this Agreement.

            "GAP" has the meaning assigned such term in the first paragraph of this Agreement.

            "GASC" has the meaning assigned such term in
Section 6.4(c) of this Agreement.

            "Offered Shares" has the meaning assigned such term in Section 2.1(a) of this Agreement.

                                                            Page 34 of 53 Pages

            "Person" means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

            "Purchased Common Stock" has the meaning assigned such term in the second paragraph of this Agreement, and shall include any shares of capital stock of the Company or any successor or assign thereof (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of shares of Purchased Common Stock and shall be appropriately adjusted for any stock splits, reverse stock splits, combi-nations, recapitalizations and the like occurring after the date hereof.

            "Registration Rights Agreement" has the meaning assigned such term in the fourth paragraph of this Agreement.

            "Rule 144 Price" has the meaning assigned such term in Section 2.2(b) of this Agreement.

            "Rule 144 Offered Shares" has the meaning assigned such term in Section 2.2(a) of this Agreement.

            "Rule 144 Shareholder" has the meaning assigned such term in Section 2.2(a) of this Agreement.

            "Rule 144 Shareholder Offer" has the meaning assigned such term in Section 2.2(a) of this Agreement.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Selling Shareholder" has the meaning assigned such term in Section 2.1(a) of this Agreement.

            "Selling Shareholder Offer" has the meaning assigned such term in Section 2.1(a) of this Agreement.

            "Shareholder" means GAP 14, GAP Coinvestment and their respective successors and permitted assigns, to the extent provided for in Section 6.3 hereof.

            "Stock Purchase Agreement" has the meaning assigned such term in the second paragraph of this Agreement.

            "Successor" means any corporation or other entity succeeding to the Company, the majority of the voting shares or other voting interests of which are at the time of such

                                                            Page 35 of 53 Pages

succession beneficially owned by the shareholders of the Company.

            "Term" has the meaning assigned such term in
Section 4.1 of this Agreement.

            "Total Voting Power" has the meaning assigned such term in Section 4.1 of this Agreement.

            "Voting Securities" has the meaning assigned such term in Section 4.1 of this Agreement.


            2.    Transfers of Capital Stock.

                  2.1   Right of First Offer.

                        (a)   If any Shareholder (a "Selling
Shareholder") desires to sell, give, transfer, distribute, assign or otherwise dispose of all or any portion of the Purchased Common Stock (other than (i) to an affiliate of a Shareholder who has agreed with the Company in writing to be bound by the provisions of this Agreement, including without limitation, in connection with the termination or amendment of a Shareholder's partnership agreement (provided that the availability of the exception to the right of first offer provided by this clause (i) shall be subject to Section 2.1(e)) or (ii) in a sale under Rule 144 under the Securities Act), then such Selling Shareholder shall first make a written offer (a "Selling Shareholder Offer") (for purposes of this Agreement, a request for registration pursuant to the Registration Rights Agreement shall be deemed to constitute a Selling Shareholder Offer) to sell, transfer or assign such shares of Purchased Common Stock (the "Offered Shares") to the Company. The Selling Shareholder Offer shall state (i) the number of Offered Shares, (ii) the proposed cash sale price therefor and
(iii) any other material terms and conditions of the Selling
Shareholder Offer.

            A Selling Shareholder Offer shall constitute an irrevocable offer by such Selling Shareholder to sell to the Company the Offered Shares at the proposed cash sale price in cash unless the closing does not occur for any reason whatsoever within 60 days following receipt of the Selling Shareholder Offer. For purposes of this Section 2.1(a), the proposed cash sale price for any Purchased Common Stock which a Selling Shareholder desires to give or distribute to another Person (other than an affiliate acquiring pursuant to clause (i) of the first sentence of this Section 2.1(a) in a transaction exempt from the right of first offer provided in this Section 2.1) shall be deemed to be the

                                                            Page 36 of 53 Pages

closing price of the Common Stock on the principal exchange on which the Common Stock is listed on the day the Selling
Shareholder Offer is received by the Company.

                        (b)   Upon receipt of a Selling
Shareholder Offer, the Company shall have the right to purchase, upon the terms and conditions of the Selling
Shareholder Offer, all, but not less than all, of the Offered Shares, which right shall be exercisable by irrevocable written notice to the Selling Shareholder given within 5 Business Days after the Selling Shareholder Offer is received by the Company.

                        (c)   The closing of any sale to the
Company pursuant to this Section 2.1 shall be held at the principal office of the Company on the 30th Business Day after the Selling Shareholder Offer is received by the Company, or at such other time and place as the Company and the Selling Shareholder may agree upon; provided that if there is any litigation or governmental requirements relating to such purchase and sale, the closing date shall be postponed until a date not more than 10 days after the termination of such litigation or satisfaction of such governmental requirements. At such closing, the Selling Shareholder shall deliver to the Company certificates representing the Offered Shares duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such Offered Shares shall be free and clear of any liens, claims, options, charges, encumbrances, or rights of others. The Company shall deliver to the Selling Shareholder at the closing, by certified check or wire transfer, the purchase price for the Offered Shares being sold by the Selling Shareholder. The Company and the Selling Shareholder shall execute such documents as are otherwise customary and appropriate.

                        (d)   If the Company does not elect to
purchase all of the Offered Shares as set forth above, then, during the 120 days following the date on which the Company shall cease to be entitled to elect to purchase the Offered Shares (or shall have waived in writing its right to do so), the Selling Shareholder may dispose of all, but not less than all, of the Offered Shares upon terms that, in the aggregate, are no more favorable to the purchaser thereof than those stated in the Selling Shareholder Offer. If such disposition is not consummated within such 120 days, the restrictions provided for herein shall again become effec-tive.

                        (e)   Notwithstanding clause (i) of the
second parenthetical contained in Section 2.1(a), any sale, gift, transfer, assignment or other disposition of shares of

                                                            Page 37 of 53 Pages

Purchased Common Stock to an affiliate of a Selling Shareholder shall be subject to the right of first offer provided for in this Section 2.1 if (i) such sale, transfer, assignment or other disposition is to occur prior to the third anniversary of this Agreement or (ii) prior to such sale, gift, transfer, assignment or other disposition, a total of ten transfers which were exempt from the right of first offer provided for in this Section 2.1 by virtue of clause (i) of the second parenthetical contained in Section 2.1(a) were made.

                        (f)   Notwithstanding the foregoing, not
less than 15 days prior to any proposed sale by a Selling Shareholder of Voting Securities pursuant to this
Section 2.1 constituting 1% or more of the Total Voting
Power to any Restricted Person (as defined below) the Selling Shareholder shall give notice of the identity of such Restricted Person to the Company and the Company shall have the right, exercisable by delivery of a written election notice to the Selling Shareholder within 10 days of receipt of the notice from the Selling Shareholder of the proposed sale, to purchase all of the Offered Shares at the price specified in the Selling Shareholder's Offer. If the Company fails to purchase the Offered Shares within such 10-day period, the Selling Shareholder shall be permitted to proceed with its or their sale to such Restricted Person in accordance with Section 2.1(d). "Restricted Person" shall mean a person who is a material competitor of the Company or any material subsidiary of the Company. The affiliates of GAP 14 and GAP Coinvestment shall not be deemed Restricted Persons by virtue of any ownership interest they may have in other companies.

                        (g)   No transfer of Offered Shares to a
third party (including, without limitation, any assignee of a party entitled to purchase such shares) pursuant to
Section 2.1(d) shall be consummated or recorded in the Company's stock transfer books unless (i) the transferee of such Offered Shares shall have furnished the Company a written opinion of counsel reasonably satisfactory to counsel for the Company that the proposed transfer may be effected without registration under the Securities Act, and
(ii) the transferee of such Offered Shares shall have furnished the Company a written instrument to the effect that (A) it is acquiring such shares for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof, and (B) it understands that such shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the requirements of the Securities
Act and that such shares must be held indefinitely unless a

                                                            Page 38 of 53 Pages

subsequent disposition thereof is registered under the Securities Act or is exempt from such requirements.

                        (h)   Any underwriters participating in a
distribution of Voting Securities beneficially owned by a Selling Shareholder or its affiliates or associates pursuant to this Agreement, including without limitation any distribution referred to in Section 2.1(a) hereof, shall use all reasonable efforts to effect as wide a distribution as is reasonably practicable, and in no event shall any sale
(other than a sale to underwriters making such a distribution) of shares of Voting Securities be made knowingly to any Person (including its affiliates or associates and any group in which that Person or its affiliates or associates shall be a member if the Selling Shareholder or such underwriters know of the existence of such a group or affiliate or associate) that, after giving effect to such sale, would beneficially own Voting
Securities representing three percent (3%) or more of the Total Voting Power. The Selling Shareholder shall use reasonable best efforts to secure the agreement of the underwriters, in connection with any underwritten offerings of its Voting Securities, to comply with the foregoing.

                  2.2   Right of First Offer in Respect of
Proposed Transactions Under Rule 144.

                        (a)   If, during any given 30-day period,
any Shareholder (a "Rule 144 Shareholder") contemplates the sale of all or any portion of the Purchased Common Stock beneficially owned by the Rule 144 Shareholder in a sale under Rule 144 under the Securities Act, then, at least five Business Days before the commencement of such period, the Rule 144 Shareholder shall notify the Company in writing that it is contemplating the sale of shares of Purchased
Common Stock in such manner and the maximum number of such shares that the Rule 144 Shareholder contemplates the sale of during such 30-day period; provided, however that the Rule 144 Shareholder shall not give such notice more than once during any 30-day period. If the Rule 144 Shareholder thereafter decides to sell shares of Purchased Common Stock, such Rule 144 Shareholder shall first make a written offer
(a "Rule 144 Shareholder Offer") to sell such shares of Purchased Common Stock (the "Rule 144 Offered Shares") to the Company. The Rule 144 Shareholder Offer shall be provided to the Company no later that 4:30 p.m., local time, on the Business Day preceding such contemplated sale and shall set forth the number of shares of Rule 144 Offered
Shares.

                        (b)   Upon receipt of the Rule 144
Shareholder Offer, the Company shall have the right to

                                                            Page 39 of 53 Pages

purchase all or any portion of the Rule 144 Offered Shares at the closing price of the Common Stock on the principal exchange on which the Common Stock is listed on the date on which such notice is given (the "Rule 144 Price"), which right shall be exercisable by written notice to the Rule 144 Shareholder (the "Company Acceptance") given by 8:00 a.m. local time on the Business Day immediately following the Business Day on which the Rule 144 Shareholder Offer is received.

                        (c)   If the Company Acceptance is
delivered by the Company to the Rule 144 Shareholder in accordance with the preceding paragraph, the closing of the sale of the Rule 144 Offered Shares to be sold to the Company shall be held at the principal office of the Company on or before the first Business Day following the date on which bond settlements are made by brokers in the ordinary course for bonds sold on the date of the Company Acceptance or at such time and place as the Company and the Rule 144 Shareholder shall agree upon. At such closing, the Rule 144 Shareholder shall deliver to the Company certificates representing such Rule 144 Offered Shares, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such Rule 144 Offered Shares shall be free and clear of any liens, claims, options, charges, encumbrances, or rights of others. The Company shall deliver at the closing, by certified check or wire transfer, the Rule 144 Price multiplied by the number of Rule 144 Offered Shares purchased by the Company. The Company and the Rule 144 Shareholder shall execute such documents as are otherwise customary and appropriate.

                        (d)   If the Company does not elect to
purchase all of the Rule 144 Offered Shares, or fails to deliver the Company Acceptance in accordance with Section 2.2(b) above, then, during the ten Business Days following the date on which the Rule 144 Notice was given, the Rule
144 Shareholder may dispose of the Rule 144 Offered Shares which the Company has elected not to purchase in one or more market transactions under Rule 144 under the Securities Act. If such disposition is not consummated within such ten Business Days, the restrictions provided for herein shall again become effective.

                        (e)   Failure by the Company to exercise
its right to purchase Rule 144 Shares held by the Selling
Shareholder pursuant to this Section 2.2 shall not affect the Company's right to purchase Rule 144 Shares pursuant to this Section 2.2 in any subsequent instance.

                        (f)   Section 2.2(a) through (e) shall be
unavailable to the Shareholders during any period in which

                                                            Page 40 of 53 Pages

the conditions contained in Rule 144 have not been satisfied. The Shareholders acknowledge that the conditions contained in Rule 144, including Section (c)(1) thereof have not been satisfied as of the date hereof. The Shareholders agree to be bound by the requirements of Rule 144 applicable to "affiliates" as defined therein as long as they meet the definition of "affiliates" set forth therein.


            3.    Board of Directors.

                  3.1   General Atlantic Board Representative.

                        (a)   The Company shall use its
reasonable best efforts to cause the Board of Directors of the Company (the "Board") to promptly, but in no event later than 15 Business Days after the effective date hereof, appoint a designee of GAP 14 and GAP Coinvestment to fill a vacancy on the Board (which GAP 14 and GAP Coinvestment agrees shall be Steven A. Denning or another general partner of the general partner of GAP 14 reasonably acceptable to the Company). The Company represents and warrants that on the date of such appointment there shall be a vacancy on the Board. Thereafter, for so long as GAP 14 and GAP Coinvestment and their affiliates and associates shall together beneficially own shares of capital stock of the Company representing at least 5% of the Total Voting Power of the Company, and subject to the further provisions hereof, the Company's nominating committee (or any other committee exercising a similar function) shall recommend to the Board that such individual be included in the slate of nominees recommended by the Board to shareholders for election as a director at each annual meeting of shareholders of the Company at which directors of the class of which the nominee of GAP 14 and GAP Coinvestment is a member are elected, commencing with the next annual meeting of shareholders after the effective date hereof.

                        (b)   Notwithstanding the provisions of
this Section 3.1, GAP 14 and GAP Coinvestment shall not be entitled to designate any individual to the Board if such designation would result in any violation of applicable law or order. The Company shall not be obligated to elect to its Board any individual who would cause or be reasonably likely to cause the Company to be unable in any material respect to conduct its business. If any such individual has been designated by GAP 14 and GAP Coinvestment and rejected by the Company, GAP 14 and GAP Coinvestment shall be permitted to designate a substitute designee for such individual in accordance with this Section 3.1.

                                                            Page 41 of 53 Pages


            4.    Voting and Stand-still Agreement.

                  4.1   Term.  The term (the "Term") of the
obligations set forth in this Article 4 shall commence on the date hereof and shall continue until the date on which the Voting Power of the Voting Securities, on a fully diluted basis, beneficially owned by GAP 14 and GAP Coinvestment and their affiliates and associates shall represent less than 1.5% of the Total Voting Power. For the purposes of this Agreement (i) the term "Voting Securities" shall mean any securities entitled to vote generally in the election of directors of the Company or any Successor, or any direct or indirect rights or options to acquire any such securities or any securities convertible or exercisable into or exchangeable for such securities, (ii) the term "Voting Power" shall mean the voting power in the general election of directors of the Company, and (iii) the term "Total Voting Power" shall mean the total combined Voting Power of all of the Voting Securities then outstanding. For purposes of this Article 4, in the event that GAP 14 or GAP Coinvestment, an affiliate or associate of GAP 14 or GAP Coinvestment is, or has a representative or designee who is, a member of the Board of Directors or other governing entity of a corporation, partnership or other entity, a rebuttable presumption shall be created that such corporation, partnership or other entity is controlled by GAP 14 or GAP Coinvestment or such affiliate and is an affiliate of GAP 14 or GAP Coinvestment.

                  4.2   Restrictions on Certain Actions by
GAP 14 and GAP Coinvestment.

                        (a)   During the Term, GAP 14 and GAP
Coinvestment will not, and will cause each of its affiliates and associates not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used in Section 13(d)(3) of the Exchange Act), directly or indirectly:

                              (i)   acquire, offer to acquire, or
agree to acquire, directly or indirectly, by purchase, gift or otherwise, any Voting Securities if, as a result of such acquisition, GAP 14 and GAP Coinvestment and their affiliates and associates would beneficially own in excess of (A) at any time that the Company's directors' and officers' liability insurance excludes claims in respect of any director that is an affiliate of the beneficial owner of 15% or more of the Voting Securities, 14.99% of the Total
Voting Power or (B) at any other time, 19.99% of the Total
Voting Power;

                                                            Page 42 of 53 Pages

                              (ii)  make, or in any way
participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange
Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Voting Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company;

                              (iii)  form, join or encourage the
formation of, any "person" or "group" within the meaning of
Section 13(d)(3) of the Exchange Act with respect to any Voting Securities provided that this Section 4.2(a)(iii) shall not prohibit any such arrangement solely among GAP 14 and any of its wholly-owned subsidiaries;

                              (iv)  deposit any Voting Securities
into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof, provided that this Section 4.2(a)(iv) shall not prohibit any such arrangement solely among GAP 14 and GAP
Coinvestment and any of their wholly-owned subsidiaries;

                              (v)   initiate, propose or otherwise
solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other person to initiate any stockholder proposal;

                              (vi)  except for this Agreement,
seek election to or seek to place a representative on the Board or, except with the approval of the Board, seek the removal of any member of the Board;

                              (vii) except with the approval of
the Board, call or seek to have called any meeting of the stockholders of the Company;

                              (viii) except through their
representative on the Board, otherwise act, directly or indirectly, alone or in concert with others, to seek to control, disrupt or influence the Board, policies or affairs of the Company (including by means of providing or arranging financing or providing financial advisory services for any proposal or action referred to in this Section 4.2), except with the approval of the Board;

                              (ix)  sell or otherwise transfer in
any manner any Voting Securities to any "person" (within the meaning of Section 13(d)(3) of the Exchange Act) who

                                                            Page 43 of 53 Pages

beneficially owns, or who as a result of such sale or transfer will beneficially own, more than three percent (3%) of any class of Voting Securities or who, without the approval of the Board, has proposed a business combination or similar transaction with, or a change of control of, the Company or who has proposed a tender offer for Voting Securities or who has discussed the possibility of proposing a business combination or similar transaction with, or a change in control of, the Company with GAP 14 or GAP Coinvestment or any of their respective affiliates or associates;

                              (x)   solicit, propose, seek to
effect, negotiate with or provide any information to any other party with respect to, or make any statement or proposal, whether written or oral, to the Board or any director or officer of the Company or otherwise make any public announcement or proposal whatsoever with respect to, the Company, including, without limitation, a merger, exchange offer or liquidation of the Company's assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

                              (xi)  instigate or encourage any
third party to do any of the foregoing, including any statement or proposal that is conditioned on or would require the Company to waive the benefit of or amend any provision hereof, or assist, participate in, facilitate, encourage any effort or attempt by any person to do or seek to do any of the foregoing;

                              (xii) request the Company (or its
directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 4.2(a) or otherwise seek any modification to or waiver of any of GAP 14's, GAP Coinvestment's or their affiliates' or associates' agreements or obligations under this Section 4.2(a); or
                              (xiii) encourage or render advice
to or make any recommendation or proposal to any person or other entity to engage in any of the actions covered by this
Section 4.2(a).

                        (b)   If, as a result of any repurchase
of Voting Securities by the Company, the percentage of Total Voting Power to be held by a Shareholder together with its affiliates and associates would exceed the percentage of Total Voting Power permitted to be held by such Shareholder and its affiliates and associates pursuant to clause (A) or
(B) of Section 4.2(a)(i) above, as applicable, such Shareholder shall, and shall cause each of its affiliates and associates to, sell to the Company (x) its pro rata

                                                            Page 44 of 53 Pages

portion of the total number of Voting Securities representing such excess to be repurchased by the Company or
(y) any percentage of the total number of Voting Securities to be offered to the Company by such Shareholder and its affiliates and associates as they and the Company shall each agree. Such Voting Securities shall be offered to the Company at a price per share equal to the average of the closing price of the Common Stock of the Company on the principal exchange on which such class of stock is then listed for the ten trading days preceding the date on which the requirement to make such offer to sell arose. If any of the Shareholders or any of its affiliates or associates beneficially owns or acquires any Voting Securities in violation of this Agreement, such Voting Securities shall be disposed of to persons who are not affiliates or associates thereof but only in compliance with the provisions of this
Section 4.2; provided, however, that the Company may also pursue any other available remedy to which it may be entitled as a result of such violation. Nothing contained in this Agreement shall prohibit GAP 14 or GAP Coinvestment or any of their affiliates or associates from selling shares of Common Stock to the Company in any Company-initiated share tender.

                  4.3   Stop Transfer Instructions.  The
certificates representing the Purchased Common Stock shall have placed thereon a legend evidencing the foregoing restrictions. Each Shareholder consents to the entry of a stop transfer order with respect to any purported transfer of Purchased Common Stock or Voting Securities in contravention of the restrictions contained in this Agreement.

                  4.4   Voting.  During the Term, whenever a
Shareholder or any of its affiliates or associates shall have the right to vote such Voting Securities, it shall and shall cause its affiliates and associates to (a) be present, in person or represented by proxy, at all shareholder meetings of the Company so that all Voting Securities beneficially owned by it and its affiliates and associates shall be counted for the purpose of determining the presence of a quorum at such meetings, and (b) vote or cause to be voted, or consent with respect to, all Voting Securities beneficially owned by it and its affiliates and associates in the manner recommended by the Board, except that during any period or at any time when there shall be in full force and effect a valid order or judgment of a court of competent jurisdiction or a ruling, pronouncement or requirement of the New York Stock Exchange, Inc. (the "NYSE") to the effect that the foregoing provision of this Section 4.4 is invalid, void, unenforceable or not in accordance with NYSE policy, then, such Shareholder shall, and shall cause its affiliates

                                                            Page 45 of 53 Pages

and associates to, if so requested by the Board, vote or cause to be voted all of its Voting Securities beneficially owned by it and its affiliates and associates in the same proportion as the votes cast by or on behalf of all the other holders of the Company's Voting Securities.


            5.    Representations and Warranties.

                  5.1 Representations and Warranties of GAP 14 and GAP Coinvestment. Each of GAP 14 and GAP Coinvestment hereby represents, warrants and covenants to the Company as follows:

                        (a)   Organization and Good Standing.
GAP 14 is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. GAP Coinvestment is a general partnership duly organized and validity existing under the laws of the State of New York.

                        (b)   Authority; Execution and Delivery,
etc. Each of GAP 14 and GAP Coinvestment has full power and authority to enter into this Agreement and to perform its obligations in accordance with the terms hereof. The execution, delivery and performance of this Agreement have been duly authorized by each of GAP 14 and GAP Coinvestment and no other actions on the part of GAP 14 or GAP
Coinvestment are required. This Agreement has been duly executed and delivered by each of GAP 14 and GAP
Coinvestment and constitutes the legal, valid and binding obligation of each of GAP 14 and GAP Coinvestment, enforceable against it in accordance with its terms.

                        (c)   Consents, No Conflicts, etc.
Neither the execution and delivery of this Agreement, the consummation by GAP 14 or GAP Coinvestment of the transactions contemplated hereby, nor compliance by GAP 14 or GAP Coinvestment with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the general or limited partnership agreement (or equivalent organizational documents) of GAP 14 or GAP Coinvestment or any agreement, instrument, judgment, decree, statute or regulation applicable to GAP 14 or GAP Coinvestment or any assets or properties of GAP 14 or GAP Coinvestment, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GAP 14 or GAP Coinvestment, or any of the respective assets or properties of GAP 14 or GAP Coinvestment, or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any

                                                            Page 46 of 53 Pages

court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever other than disclosure of the transactions contemplated hereby in the filings of GAP 14, GAP Coinvestment or in the filings of either of their respective affiliates, pursuant to the federal securities laws and the rules of any stock exchange on which the securities of GAP 14, GAP Coinvestment or any of their respective affiliates are listed.

                        (d)   Litigation.  There is no
litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to GAP 14 or GAP Coinvestment, threatened against GAP 14 or GAP Coinvestment with respect to this Agreement which if adversely determined could prohibit or prevent GAP 14 or GAP Coinvestment from consummating the transactions contemplated hereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against GAP 14 or GAP Coinvestment.

                        (e)   No Brokers.  Neither GAP 14 nor GAP
Coinvestment has entered into and neither will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Each of GAP 14 and GAP Coinvestment agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by GAP 14 or GAP Coinvestment.

                        (f)   Access to Information.  Each of
GAP 14 and GAP Coinvestment acknowledges that it has been furnished access to the business records of the Company and such additional information as it has requested in order that it make an informed decision regarding the transactions contemplated hereby and the acquisition of the Purchased Common Stock and has been given the opportunity to meet with representatives of the Company and to have them answer questions regarding the Company's affairs and condition.
Each of GAP 14 and GAP Coinvestment is an experienced and sophisticated participant in transactions of the kind contemplated hereby, is capable of evaluating the merits and risks of transactions of the kind contemplated hereby, is experienced in the evaluation of enterprises such as the Company and has undertaken such investigation and evaluated such information regarding the Company as it has deemed necessary to make an informed and intelligent decision with respect to the execution and performance of this Agreement and the acquisition of the Purchased Common Stock. Each of

                                                            Page 47 of 53 Pages

GAP 14 and GAP Coinvestment acknowledges that the Company makes no representation and warranty as to the Company's financial condition, results of operations, business, assets or prospects, except as set forth in Section 5.2(e) hereof. Each of GAP 14 and GAP Coinvestment is acquiring the Purchased Common Stock for investment only and not with a view to the distribution of the Purchased Common Stock or any interest therein.


                  5.2   Representations and Warranties of the
Company. The Company hereby represents, warrants and covenants to GAP 14 and GAP Coinvestment as follows:

                        (a)   Organization and Good Standing. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South
Carolina.

                        (b)   Authority; Execution and Delivery,
etc. The Company has full power and authority to enter into this Agreement and the Registration Rights Agreement and to perform its obligations in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized by the Company and no other actions on the part of the Company are required. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms except for Section 8 of the Registration Rights Agreement, as to which no representation is made.

                        (c)   Consents, No Conflicts, etc.
Neither the execution and delivery of this Agreement nor the Registration Rights Agreement, the consummation by the Company of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof or thereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Company or any agreement, instrument, judgment, decree, statute or regulation applicable to the Company or any assets or properties of the Company, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any assets or properties of the Company or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever,

                                                            Page 48 of 53 Pages

other than disclosure of the transactions contemplated hereby in the Company's filings pursuant to the federal securities laws and the rules of any stock exchange on which the Common Stock is listed except, in the case of clauses
(i), (ii) and (iii) above, for Section 8 of the Registration Rights Agreement, as to which no representation is made.

                        (d)   Litigation.  There is no
litigation, proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to the Company, threatened against the Company with respect to the transactions contemplated by this Agreement or the Registration Rights Agreement which if adversely determined could prohibit or prevent the Company from consummating the transactions contemplated hereby or thereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against the Company with respect to the transactions contemplated hereby or by the Registration Rights Agreement.

                        (e)   Accuracy of Disclosure.  To the
best knowledge of the Company, all of the information provided to GAP 14 and GAP Coinvestment in connection with the transactions contemplated hereby, by the Stock Purchase Agreement and by the Registration Rights Agreement is true and accurate in all material respects; provided, that, the Company does not make any representations or warranties as to the truth, completeness or accuracy of any projections or other forward-looking information provided to GAP 14 and/or GAP Coinvestment or any financial statements in respect of any financial period of the Company that are to be restated.

                        (f)   No Brokers.  The Company has not
entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of GAP 14 or GAP Coinvestment to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The Company agrees to indemnify and hold GAP 14 or GAP Coinvestment harmless from and against any and all claims, liabilities or obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by the Company.


                  5.3   Indemnification.

                  The representations and warranties of the parties made in this Agreement will survive for a period ending on the first anniversary of the date of this Agreement.

                                                            Page 49 of 53 Pages


                        (a)   The Company agrees to indemnify,
defend and hold harmless the Shareholders from and against all losses, liabilities, damages and deficiencies, based upon, arising out of, or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty contained in Section 5.2 of this Agreement.

                        (b)   The Shareholders agree to
indemnify, defend and hold harmless the Company from and against all losses, liabilities, damages and deficiencies based upon, arising out of, or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty contained in Section 5.1 of this Agreement.


            6.    Miscellaneous.

                  6.1 Duration. This Agreement shall continue in full force and effect until terminated by mutual agreement between the Company and the Shareholders or until the signatories hereto and each of the Persons who has agreed in writing to be bound hereby cease to beneficially own shares of capital stock of the Company.

                  6.2   Legend.  Each certificate representing
shares of capital stock acquired from the Company by any Shareholder shall, for as long as this Agreement is effective, bear the legend set forth below (or such other legend deemed to be appropriate by the Company and counsel to the Shareholder beneficially owning the shares of capital stock represented by such certificate):

      "The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and are subject to a Shareholders' Agreement, dated as of April 26,
      1994, and may not be sold, assigned, transferred, pledged or otherwise disposed of except in compliance with applicable law and such Shareholders' Agreement."

                  6.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and "permitted assigns" of the Company. For purposes of this Agreement, permitted assigns means the signatories hereto and each of the Persons who has agreed in writing to be bound by the provisions hereof. This
Agreement shall inure to the benefit of and be binding upon
(i) the successors of GAP 14, GAP Coinvestment and their respective affiliates and (ii) the permitted assigns of GAP 14, GAP Coinvestment and their respective affiliates to the extent that the assignee is an affiliate of such

                                                            Page 50 of 53 Pages

assignor. Except as expressly otherwise provided herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

                  6.4   Notices.

                        (a)   All notices and other communi-
cations hereunder shall be in writing and shall be deemed given if telecopied or delivered personally or mailed by registered or certified mail (return receipt requested) to the following address (or at such other address as shall be specified by like notice; provided, that, notice of a change of address shall be effective only upon receipt thereof):

                        (i)   if to GAP 14 or GAP Coinvestment:

                              General Atlantic Service Corporation
                              125 East 56th Street
                              New York, New York  10022
                              Attention:  Steven A. Denning
                              Telephone:  (212) 888-9191
                              Facsimile:  (212) 644-8339

                        with a copy to:

                              Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, New York 10019-6064
                              Attention:  Matthew Nimetz, Esq.
                              Telephone:  (212) 373-3000
                              Facsimile:  (212) 757-3990

                     (ii) if to the Company (two copies):

                              Policy Management Systems Corporation
                              One PMS Center
                              Blythewood, South Carolina  29016
                              Attention:  President; General Counsel
                              Telephone:  (803) 735-4000
                              Facsimile:  (803) 735-5560

                        with a copy to:

                              Dewey Ballantine
                              1301 Avenue of the Americas
                              New York, New York 10019
                              Attention:  Robert C. Myers, Esq.
                              Telephone:  (212) 259-8000
                              Facsimile:  (212) 259-6333

                                                            Page 51 of 53 Pages

                     (iii)    if to any other Shareholder, at
                              its address as it appears on the
                              transfer books of the Company.

                        (b)   Any notice given by telecopier or
delivered personally shall be deemed to have been received by the recipient thereof on the day delivered if actually received during normal business hours on a Business Day; otherwise, such notice shall be deemed received on the next following Business Day if actually received on such day.
All other notices in accordance herewith shall be effective on the day actually received by the Company. Any party hereto may, by notice to the other parties hereto, change its address for receipt of notices hereunder.

                        (c)   GAP 14 and GAP Coinvestment each
hereby designates General Atlantic Service Corporation ("GASC") as its representative to receive any notice hereunder and to communicate with the Company on its behalf. The Company hereby acknowledges the designation of GASC as the representative of each of GAP 14 and GAP Coinvestment for purposes of this Section 6.4. Any notice given by the Company to GASC shall be deemed given to the Shareholder to whom it is addressed, and any notice given to the Company by GASC on behalf either GAP 14 and GAP Coinvestment shall have the same effect as if given to the Company by such Shareholder.

                  6.5 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Shareholders shall be enforceable to the fullest extent permitted by law.

                  6.6   Counterparts.  This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  6.7   Entire Agreement.  This Agreement
embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or understandings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                                                            Page 52 of 53 Pages

                  6.8   Amendments and Waivers.  Except as
otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless such amendment, modification, supplement or waiver has been consented to in writing by the Company and the holders of a majority of the Voting Securities held of record by the Shareholders.

                  6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of law of such State.

                  6.10  Rules of Construction.  Unless the
context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

                  6.11  Headings; References.  The headings
appearing in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agree-ment. Except as otherwise indicated herein, all references herein to Sections refer to the Sections contained in this Agreement.

                  6.12 Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                  6.13 Effectiveness. This Agreement shall be effective upon the purchase of the Purchased Common Stock by GAP 14 and GAP Coinvestment pursuant to the Stock Purchase Agreement, and if such purchase does not occur on or before September 30, 1994, this Agreement shall terminate and be of no force or effect.

                                                            Page 53 of 53 Pages

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                        POLICY MANAGEMENT SYSTEMS CORPORATION


                        By: /s/ G. Larry Wilson
                             G. Larry Wilson
                             Chairman, President and Chief
                             Executive Officer


                        GENERAL ATLANTIC PARTNERS 14, L.P.

                        By: GENERAL ATLANTIC PARTNERS
                            Its General Partner


                        By: /s/ Steven A. Denning
                             Steven A. Denning
                             Managing General Partner


                        GAP COINVESTMENT PARTNERS


                        By: __________________________________
                             Steven A. Denning
                             Managing Partner